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	EXHIBIT INDEX

Exhibit
Number	          Exhibit
-------	-----------------------------------------

  12	Statement re Sunoco, Inc. and Subsidiaries Computation of
Ratio of Earnings to Fixed Charges for the Nine-Month Period
Ended September 30, 1998.

  27 	Article 5 of Regulation S-X, Financial Data Schedule.